Exhibit J

STRICTLY CONFIDENTIAL

Execution Version

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2026, by and among Ithaca Topco, L.P., a Delaware limited partnership (“Ithaca Topco”), Oak Topco, Inc., a Delaware corporation (“Topco”), Ithaca Holdco, Inc. (“Parent”), Whitney Wolfe Herd, an individual (the “Founder”), and Beehive Holdings III, LP, a Delaware limited partnership (“BH III” and, together with the Founder, the “Investors” and each an “Investor”). Capitalized terms used herein shall have the meanings ascribed to such terms in this Agreement or, if not defined herein, shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of October 12, 2026 (as the same may be amended, modified or restated in accordance with its terms, the “Merger Agreement”), by and among Parent, Oak Merger Sub 1, Inc., a Delaware corporation (“Company Merger Sub”), Oak Merger Sub 2, LLC, a Delaware limited liability company (“LLC Merger Sub”), Bumble Inc., a Delaware corporation (the “Company”), and Buzz Holdings, L.P., a Delaware limited partnership (the “Partnership”), Company Merger Sub shall merge with and into the Company, with the Company surviving and continuing as a wholly-owned indirect subsidiary of Topco, and LLC Merger Sub shall merge with and into the Partnership, with the Partnership surviving and continuing as a wholly-owned indirect subsidiary of Topco, on the terms and conditions set forth therein;

WHEREAS, each Investor is the record and beneficial owner of the number of equity securities of the Company and the Partnership, as applicable, set forth on Schedule I (which schedule may be updated after the date hereof in accordance with Section 1(c)) and described as “Rollover Securities” with the aggregate value (based on the Merger Consideration) set forth therein as of the consummation of the Mergers (collectively, the “Rollover Securities”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, Topco and the Investors desire to enter into an agreement pursuant to which, on the terms and conditions set forth herein, the Investors will acquire from Topco shares of common stock of Topco (at a price based on the Merger Consideration) in exchange for the Rollover Securities; and

WHEREAS, concurrently with the execution of the Merger Agreement, Parent and Founder entered into a restrictive covenant agreement in the form of Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

1.             Rollover.

(a)            At the Closing (as defined below), subject to the terms and conditions set forth herein, each Investor hereby agrees to acquire from Topco, and Topco hereby agrees to issue (and Parent shall cause Topco to issue), to each Investor, the number of shares of common stock of Topco set forth on the final (after any adjustments contemplated by Section 1(c)) Schedule I (the “Acquired Securities”), free and clear of all liens and encumbrances (other than those liens and encumbrances created by Topco pursuant to this Agreement or the Topco SHA or federal and state securities laws), in exchange for the contribution to Topco by such Investor of all of such Investor's right, title and interest in the Rollover Securities, free and clear of all liens and encumbrances (other than those liens and encumbrances created by federal and state securities laws) (such exchange, the “Rollover”). At the Closing, Topco shall update its stock ledger to reflect the issuance of the Acquired Securities to the Investors. The issuance of the Acquired Securities to the Investors hereunder is intended to be exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Regulation D or Rule 701 thereunder.

(b)            Within one hundred eighty (180) days following the Closing Date, each Investor shall provide to Topco or its accountants such Investor’s estimated tax basis and holding period as of the Closing Date in its Rollover Securities and shall promptly provide updated information in respect thereof if an Investor determines that its actual tax basis or holding period is different than previously reported. At the Closing, each Investor shall provide to Topco a properly completed and duly executed Internal Revenue Service Form W-9.

(c)            Notwithstanding anything herein to the contrary, the Rollover Investor shall have the right, exercisable in its sole discretion, to update Schedule I at any time during the fourteen (14) day period following the date hereof to increase (up to the total number of equity securities of the Company and the Partnership, if any, held by the Investors as of the date of such update) or decrease (but not below an aggregate number of shares of Common Stock and Opco Units, if any, equal to the total number of shares of Common Stock and Opco Units, if any, set forth on Schedule I as of the date hereof (which have an aggregate value, based on the Merger Consideration, of approximately $66 million)) the number of Rollover Securities set forth thereon. In the event that the Rollover Investor elects to make any such change, the number of Acquired Securities and the other amounts set forth on Schedule I (but not, for the avoidance of doubt, the amount set forth under the headings “Value per share”) shall be updated as appropriate and necessary to reflect the change to the number of Rollover Securities.

2.             Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place electronically via the exchange of documents and signatures on the Closing Date and shall be effective immediately prior to, but contingent upon, the closing of the transactions contemplated by the Merger Agreement.

3.             No Payment for Rollover Securities. Each Investor acknowledges and agrees for the benefit of Parent, Topco, Company Merger Sub, LLC Merger Sub, the Company, the Partnership and the Exchange Agent (as defined in the Merger Agreement), that, subject to Section 8, such Investor shall not be entitled to receive the Merger Consideration attributable to any of the Rollover Securities being exchanged for Acquired Securities pursuant to this Agreement. Further, Parent and Topco shall use commercially reasonable efforts to cause the Company and the Partnership to take such actions as reasonably required in order to cause such result. For the avoidance of doubt, but subject to Section 8 and Section 10, at the Closing, no payment shall be due or payable in respect of the Rollover Securities other than the issuance of the Acquired Securities hereunder.

4.             Representations and Warranties of the Investors. Each Investor represents and warrants to Topco as follows:

(a)            The Acquired Securities to be acquired by such Investor pursuant to this Agreement will be acquired for such Investor's own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state or foreign securities laws. Such Investor acknowledges that the Acquired Securities have not been registered pursuant to the 1933 Act or any applicable state or foreign securities laws and may not be sold, offered for sale or otherwise disposed of without registration under the 1933 Act, except pursuant to an exemption from such registration available under the 1933 Act to the extent applicable.

(b)            Such Investor (i) if an entity, (A) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (B) has all requisite limited partnership power and authority, and (ii) if a natural person, has full legal capacity, right and authority, in each case of clause (i) and (ii), to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If such Investor is an entity, (1) the execution, delivery and performance of this Agreement by such Investor, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary limited partnership action on the part of such Investor (including on the part of its general partner) and (2) no other action or proceeding on the part of such Investor, its general partner or any of its equityholders is necessary to authorize this Agreement or such transactions. This Agreement has been duly executed and delivered by such Investor. Assuming due authorization, execution and delivery by Parent, Topco and the Company, this Agreement constitutes the legal, valid and binding obligation of such Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and by general principles of equity (whether considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by such Investor, and the consummation of the transactions contemplated hereby, do not and will not: (i) if such Investor is an entity, conflict with or violate any provision of such Investor's certificate of limited partnership, limited partnership agreement or other organizational documents; (ii) conflict with, violate, result in a breach of or default under, or give rise to any right of termination, consent, cancellation or acceleration under, any agreement or instrument to which such Investor is a party or by which it or any of its Rollover Securities are bound; (iii) violate any Applicable Law applicable to such Investor or the Rollover Securities; or (iv) result in the creation of any lien or encumbrance on any of the Rollover Securities, except, in each case, as would not materially affect such Investor’s ability to perform their obligations hereunder and consummate the transactions contemplated hereby.

(c)            Such Investor is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Acquired Securities.

(d)            Such Investor is an “accredited investor” within the meaning of Regulation D of the 1933 Act.

(e)            Such Investor is able to bear the economic risk of such Investor's investment in the Acquired Securities for an indefinite period of time and is able to afford a complete loss of such investment because the Acquired Securities have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

(f)            Such Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Acquired Securities and has had access to such other information concerning Parent, Topco and their Affiliates as such Investor has reasonably requested in connection with the investments contemplated hereby.

(g)            Such Investor acknowledges that it is receiving its own tax advice and agrees to accept any and all potential tax consequences related to such Investor's acquisition of the Acquired Securities, and is not relying on any representations regarding such tax consequences from any of Parent, Topco or any of their Affiliates or representatives.

(h)            Such Investor owns all of its Rollover Securities as set forth on Schedule I, free and clear of all liens and encumbrances and in connection with the Rollover, will transfer and convey to Topco good and valid title to all of the Rollover Securities, free and clear of all liens and encumbrances, in each case, other than those liens and encumbrances created by Topco pursuant to this Agreement, or federal and state securities laws.

5.             Representations of Topco. Topco hereby represents and warrants to the Investors that:

(a)            Topco is duly incorporated, validly existing, and in good standing under the laws of Delaware.

(b)            Topco has all requisite power and authority to enter into this Agreement and to perform all of its obligations hereunder, and to carry out the transactions contemplated hereby.

(c)            The execution, delivery and performance of this Agreement by Topco, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Topco and no other action or proceeding on the part of Topco or any of its equityholders is necessary to authorize this Agreement or such transactions. This Agreement has been duly executed and delivered by Topco and, assuming due authorization, execution, and delivery of this Agreement by each Investor, constitutes a legal, valid, and binding obligation of Topco, enforceable against Topco in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Topco, and the consummation of the transactions contemplated hereby, do not and will not: (i) conflict with or violate any provision of Topco’s certificate of incorporation or other organizational documents; (ii) conflict with, violate, result in a breach of or default under, or give rise to any right of termination, consent, cancellation or acceleration under, any agreement or instrument to which Topco is a party or by which it or any of the Acquired Securities is bound; (iii) violate any Applicable Law applicable to Topco or the Acquired Securities; or (iv) result in the creation of any lien or encumbrance on any of the Acquired Securities, except, in each case, as would not materially affect Topco’s ability to perform their obligations hereunder and consummate the transactions contemplated hereby.

(d)            Assuming the aggregate value (based on the Merger Consideration) of the Rollover Securities is $65,945,000 and that (w) no indebtedness is incurred by Parent, Topco or their respective subsidiaries to fund the Required Amount, (x) the Required Amount is $1,434,500,000, (y) the aggregate balance sheet cash of the Company used to fund the Required Amount is $90,000,000 and (z) $0 is drawn under the equity commitment letter provided by Greenoaks Prime Radiant LP (“Greenoaks”) to fund the Required Amount, immediately after the Closing (i) the capitalization of Topco will be as set forth on Exhibit B and (ii) the Acquired Securities issued to the Investors pursuant to this Agreement will represent 4.60% of the issued and outstanding equity interests of Topco; provided the parties acknowledge and agree that the final capitalization of Topco as of Closing shall be subject to adjustment as set forth in footnote 1 to the Governance Term Sheet. At the Closing, the shares of common stock of Topco held by Parent, the Investors and Greenoaks will represent the only issued and outstanding equity interests of Topco and there are, and as of Closing will be, no other outstanding obligations or commitments on the part of Topco or any of its affiliates regarding the issuance of equity interests or other equity securities of Topco. The Acquired Securities, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, and nonassessable, and free and clear of any liens or encumbrances, in each case, other than those created by each Investor or pursuant to this Agreement, the organizational documents of Topco, the Topco SHA or federal and state securities laws. The Acquired Securities will not be, and have not been, issued in violation of any preemptive right, right of first refusal or similar right.

(e)            As of the date hereof, there is no Proceeding pending against, or, to the knowledge of Topco, threatened in writing against Topco before or by any Governmental Authority that would reasonably be expected to materially delay, materially impede or prevent the consummation by Topco of the transactions contemplated by this Agreement or otherwise materially impair the ability of Topco to perform its obligations hereunder.

(f)            Topco is classified as a corporation for U.S. federal income tax purposes.

(g)            Topco (i) has been formed solely for the purpose of effecting the transactions set forth in the Merger Agreement and the transactions contemplated thereby, (ii) has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by the Merger Agreement and this Agreement and (iii) has not engaged in any business other than in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

6.             Information Statement; Schedule 13E-3 and Schedule 13D.

(a)            Each Investor shall use its reasonable best efforts to promptly furnish to Parent the information concerning such Investor and its controlled Affiliates that is requested in writing by Parent and reasonably necessary for the preparation and filing of the Required SEC Filings relating to the Mergers and the other transactions contemplated hereby and by the Merger Agreement. Parent will not file, or permit to be filed, the Required SEC Filings with the SEC without first providing the Investors and their counsel a reasonable opportunity to review and comment thereon, and Parent will give good faith consideration to all reasonable additions, deletions, modifications or changes made by the Investors or their counsel. The information supplied by the Investors for inclusion or incorporation by reference in the Required SEC Filings will not, at the time that such information is provided and such filing is disseminated to the Company stockholders, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            If applicable and to the extent required under Applicable Law, the Investors shall promptly and in accordance with Applicable Law, amend their Schedule 13D filed with the SEC to disclose this Agreement (such amendment, the “Schedule 13D Filing”), and the Investors shall provide Parent and its counsel a reasonable opportunity to review a draft of such amendment, and consider in good faith all comments thereto reasonably proposed by Parent prior to such filing.

(c)            Parent and the Investors will use their respective reasonable best efforts to furnish all information concerning such party and its controlled Affiliates to the other parties that is reasonably necessary for the preparation and filing of the Required SEC Filings and the Schedule 13D Filing, and provide such other party assistance, as may be reasonably requested by such other party to be included therein and will otherwise reasonably assist and cooperate with the other party in the preparation, filing and distribution of the Required SEC Filings and the Schedule 13D Filing and the resolution of any comments thereto received from the SEC.

7.             Transferability. Each Investor hereby agrees not to, prior to the earlier of the Closing and the valid termination of this Agreement, (a) transfer or assign this Agreement or any of such Investor’s interest in this Agreement (or the right to receive the Acquired Securities), (b) sell, transfer, pledge, encumber or otherwise dispose of any Rollover Securities or enter into any other agreement to do the foregoing (except any agreement Topco reasonably requests that the Investors execute in connection herewith and in order to give effect to the Rollover) or (c) grant any proxies, deposit any Rollover Securities into a voting trust or enter into any other voting agreement with respect to the Rollover Securities owned by such Investor. Notwithstanding the foregoing, nothing in this Agreement shall prohibit (i) any Investor from using the Rollover Securities as collateral under a customary line of credit (provided that (x) such collateral is released prior to or at the Closing and (y) no lender shall be entitled to exercise or assume the governance rights of any Investor contemplated by the Governance Term Sheet upon the exchange of the Rollover Securities for the Acquired Securities in accordance with the terms hereof in connection with or following any foreclosure of such facility or loan), (ii) any transfer or assignment of any Rollover Securities by the Investors for bona fide estate planning purposes to: (A) a trust or similar entity, the sole beneficiaries of which are the Founder or a member of the Founder’s immediate family or (B) a corporation, partnership or limited liability company that is wholly owned and controlled (directly or indirectly) by the Founder, but, in the case of clauses (A) and (B), (x) prior to such transfer or assignment, the transferee executes and delivers to Parent a joinder to this Agreement, in form and substance reasonably satisfactory to Parent, agreeing to be bound by this Agreement as an Investor and (ii) such transfer would not reasonably be expected to prevent, impair or delay the Closing or the consummation of the transactions contemplated by the Merger Agreement (each such transfer, a “Permitted Transfer”) or (iii) exchanging Opco Units, if any, for shares of Common Stock pursuant to the Exchange Agreement, dated as of February 10, 2021, among the Company, Opco and the other parties thereto. For the avoidance of doubt, any shares of Common Stock received upon an exchange described in the foregoing clause (iii) of Opco Units that are Rollover Securities, if any, shall constitute Rollover Securities.

8.             Governance Term Sheet. Each of Topco and the Investors agrees, from the date hereof, to promptly negotiate in good faith with each other to enter into, prior to or concurrently with the Closing, a stockholders’ agreement of Topco (the “Topco SHA”), providing for each Investor’s rights as a stockholder of Topco (if applicable), and other related ancillary documentation with respect to the Rollover, in each case, mutually agreeable to each of Topco and the Investors (collectively, the “Governance Documents”), with the terms of such Governance Documents to be consistent with the terms set forth in the governance term sheet on Exhibit C hereto (the “Governance Term Sheet”) and such other terms not addressed in the Governance Term Sheet that are reasonably acceptable to Topco and the Investors. If (and only if) for any reason Topco and the Investors have not entered into the Governance Documents at or prior to the Closing, then (a) the Investors shall have the right to elect (by written notice to Topco) to receive cash in exchange for the Rollover Securities in accordance with Section 2.03(a) and Section 2.03(c) of the Merger Agreement (as applicable) (in which case the Governance Term Sheet shall be null and void and no party hereto shall have any obligation to enter into the Governance Documents consistent therewith) or (b) if the Investors do not exercise such right, (i) the terms set forth in the Governance Term Sheet shall be binding on Topco and the Investors from and after the Closing until such time as the Governance Documents shall be in effect and (ii) (1) Topco shall operate Topco and its Subsidiaries (including the Surviving Corporation and the Surviving Opco) in accordance with the terms set forth in the Governance Term Sheet, to the extent applicable, until such time as the Governance Documents shall be in effect, (2) Topco and the Investors shall continue to negotiate in good faith with each other to enter into the Governance Documents as soon as reasonably practicable following the Closing and (3) Topco and the Investors shall take (or cause to be taken) all actions required to be taken such that the board of directors of Topco has the composition contemplated by the Governance Term Sheet immediately following the Closing.

9.             Regulatory Matters.

(a)            Each Investor shall, and shall cause its controlled Affiliates to, use their respective reasonable best efforts to, furnish to Parent as promptly as practicable all information within its (or its controlled Affiliates’) control that is reasonably requested by Parent and required by such party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by the Merger Agreement.

(b)            The Investors shall, subject to Applicable Law, (i) promptly notify Parent and the Company of any substantive communication to the Investors from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority regarding this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby and, to the extent permitted under Applicable Law, permit Parent to review, reasonably in advance, any proposed written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any Competition Laws in connection with the Agreement, the Merger Agreement or the transactions contemplated hereby or thereby unless in each case the Investors use commercially reasonable efforts to consult with Parent in advance and, to the extent permitted by such Governmental Authority, give the other parties the opportunity to attend and participate thereat; and (iii) furnish Parent with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them or their controlled Affiliates or their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to any Competition Laws in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

10.           Acknowledgements.

(a)            As an inducement to Topco to issue the Acquired Securities to the Investors, and as a condition thereto, each Investor acknowledges and agrees that neither the issuance of the Acquired Securities to the Investors nor any provision contained in this Agreement shall entitle any Investor (or its equityholders) to remain in the employment or service of Topco, any of its Subsidiaries or Affiliates, or affect the right of Topco, any of its Subsidiaries or Affiliates, to terminate the employment or engagement of any Investor (or its equityholders) at any time for any reason, subject in each case to the terms of any other agreement between any Investor and Parent or the Company or their respective Affiliates. Each Investor acknowledges and agrees that the issuance of the Acquired Securities to each Investor is in exchange for good and valuable consideration.

(b)            Effective as of the Closing, Founder’s employment with the Company and its subsidiaries shall terminate, and Topco acknowledges and agrees that such termination of employment shall be treated as a termination without “Cause” for purposes of the Employment Agreement, dated as of January 29, 2020, by and between Buzz Holdings L.P. and Founder, as amended (the “Employment Agreement”) and Founder shall be entitled to the severance payments and benefits provided under Section 5(d) of the Employment Agreement (it being understood and agreed that, (i) as a result of such termination without “Cause,” all Company RSUs held by Founder shall become fully vested as of immediately prior to the Closing and shall be treated as “Vested Company RSUs” for all purposes of the Merger Agreement and (ii) the cash severance payable to Founder under Sections 5(d)(i)(C)(x)-(y) (comprising twelve (12) months of base salary and the target bonus) and payments in respect of Founder’s Company RSUs shall be paid to Founder in a single lump sum at or as soon as practicable after the Effective Time, and in no event later than the later of (i) the next regularly scheduled payroll run of the Surviving Corporation or its Subsidiary, as applicable, following the Effective Time, and (ii) five (5) Business Days following the Effective Time) (the “Payment Date”). Effective as of the Closing, the Employment Agreement shall terminate in its entirety and be of no further force or effect, and neither Founder nor the Company shall have any further rights or obligations thereunder; provided, however, that (A) Founder’s right to receive the payments and benefits under Section 5(d) of the Employment Agreement shall survive such termination, subject to Founder’s execution (and non-revocation) of the Release contemplated by Section 5(d)(ii) of the Employment Agreement (with the exclusions set forth in Section 4 of such Release to be updated to include the arrangements with Founder in connection with the Closing), and (B) Section 9(a) of the Employment Agreement (Indemnification; Directors’ and Officers’ Insurance) shall survive such termination in accordance with its terms. In addition, no later than the Payment Date, Parent or Topco shall, or shall cause the Company to, make a lump sum cash payment to Founder equal to the prorated 2027 bonus based on Founder’s target annual bonus amount of $650,000, prorated for the period from January 1, 2027 through the Closing Date. Prior to and following the Closing, Topco and Founder shall cooperate in good faith to minimize the impact of Sections 280G and 4999 of the Code on Founder, including by obtaining (at the Company’s expense) an independent valuation from a nationally recognized valuation firm mutually agreed by Topco and Founder of the non-competition covenant set forth in Section 1(b) of the Restrictive Covenant Agreement, dated as of the date hereof, by and between Parent and Founder, and taking such valuation into account as reasonable compensation for personal services to be rendered by Founder on or after the Closing Date for purposes of the parachute payment calculations under Section 280G of the Code. Founder acknowledges and agrees that this Section 10(b) is not intended to provide, and Founder shall not be entitled to, any gross-up, reimbursement or other make-whole payment in respect of any excise taxes incurred by Founder under Section 4999 of the Code.

(c)            Substantially concurrently with the Closing, Parent and Topco shall, or shall cause the Company or any of its subsidiaries to, pay (or reimburse the Investors for amounts already paid in respect of) all of the documented and out-of-pocket fees and expenses of the Investors (which, for the avoidance of doubt, shall not include any fees and expenses of any family office or similar entity affiliated with any of the Investors) incurred in connection with negotiation, execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Mergers (as defined in the Merger Agreement) and the Rollover, subject to a cap of $6,500,000.00.

(d)            Substantially concurrently with the Closing, Parent and Topco shall cause the Partnership to make a Tax Distribution (as defined in the Opco LPA in effect as of the date hereof) to BH III in accordance with the terms of the Opco LPA (as in effect as of the date hereof), calculated through the end of the day prior to the Closing Date (or, if earlier, the last day on which BH III held Opco Units), without regard to the limitation set forth in Section 5.5(d) of the Opco LPA (as in effect as of the date hereof). In the event that any such Tax Distribution is paid, Parent and Topco shall, at the discretion of Parent, cause the Partnership to make a Tax Distribution to the Company, calculated in the same manner as set forth in the preceding sentence and in accordance with Section 5.5(c) of the Opco LPA (as in effect as of the date hereof).

11.           Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by electronic mail to the recipient (if no “bounceback” or similar error message is received) if sent before 5:00 p.m. New York, New York time where received on a business day, and otherwise on the next business day, or (c) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to Parent, Topco or the Investors at their respective addresses below, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

If to Investors, then to:

c/o Herd Family Office

[Intentionally Omitted]

[Intentionally Omitted]

and

[Intentionally Omitted]

[Intentionally Omitted]

Attention:      Whitney Wolfe Herd

Email:              [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:      Andrew Nussbaum; Victor Goldfeld

Email:             AJNussbaum@WLRK.com; VGoldfeld@wlrk.com

and

If to Parent or Topco, then to:

Oak Topco, Inc.

c/o Ithaca Holdings, Inc.
2800 Sand Hill Road, Suite 101
Menlo Park, CA 94025

Attention:      Ravi Gupta; John Hegeman

Email:             [Intentionally Omitted]

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:     Edward J. Lee, P.C.; Lee M. Blum; John W. Sheridan

Email:            edward.lee@kirkland.com; lee.blum@kirkland.com; john.sheridan@kirkland.com

Any of the above addresses may be changed at any time by notice given as provided above.

12.           Further Assurances. At any time or from time to time after the date hereof, Parent, Topco and the Investors agree to cooperate with each other, and at the request of any other party hereto, to execute and deliver any further instruments or documents and to take all such further action as is reasonably necessary and as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereto hereunder, at the requesting party's cost and expense.

13.           General Provisions.

(a)            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(b)            Entire Agreement. This Agreement (including the Governance Term Sheet and all other exhibits and schedules hereto) embodies the complete agreement and understanding among Parent, Topco and the Investors and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)            No Strict Construction; Descriptive Headings; Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a section of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Any reference in this Agreement to the “discretion” of a party shall mean the sole discretion of such party.

(d)            Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

(e)            Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Parent, Topco, the Investors and their respective successors and assigns (including subsequent holders of the Acquired Securities); provided that the rights and obligations of the Investors under this Agreement shall not be assignable, in whole or in part, by any Investor without the prior written consent of Topco; provided, further, that Topco’s consent shall not be required in connection with any Permitted Transfer so long as, in connection with any Permitted Transfer, the transferee agrees, pursuant to an executed joinder to this Agreement, in form and substance reasonably satisfactory to Parent, to be bound by the obligations of the applicable Investor under this Agreement; provided, further, that no Permitted Transfer shall relieve the transferring Investor of its obligations hereunder.

(f)            Applicable Law. This Agreement and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)            Jurisdiction. The parties hereto agree that any proceeding seeking to enforce any provision of, related to or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.

(h)            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(h).

(i)             Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without the necessity of proving that irreparable damages would occur or the inadequacy of monetary damages as a remedy, and without securing or posting any bond or deposit in connection with such remedy) for specific performance and/or other injunctive relief, in addition to any other remedy to which such party is entitled to at law or in equity, in order to enforce or prevent any violations of the provisions of this Agreement.

(j)             Termination; Revocation; Amendment. This Agreement shall terminate upon the earlier of (i) the mutual written agreement of Parent, Topco and the Investors and (ii) the valid termination of the Merger Agreement in accordance with its terms, whereupon this Agreement shall be of no further effect without further action by the parties hereto. Any such termination of this Agreement will not relieve any party of a material and willful breach prior to termination. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of Parent, Topco and the Investors.

(k)             Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(l)             Survival. All covenants, representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(m)            Adjustments of Numbers. All numbers set forth herein that refer to share prices or amounts will be appropriately and equitably adjusted to reflect stock splits, stock dividends, combinations of stock and other recapitalizations affecting the subject class of equity.

(n)            Electronic Delivery. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf) or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

(o)            Currency. All transactions contemplated by this Agreement are contemplated to occur in United States dollars and any reference herein to dollars or “$” shall be deemed to refer to United States dollars.

14.           Tax Treatment. The parties hereto agree and acknowledge that, for U.S. federal (and applicable state and local) income tax purposes, the Rollover pursuant to Section 1(a) shall be treated as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code” and the “Intended Tax Treatment”). The parties agree to prepare and file all tax returns consistent with the Intended Tax Treatment unless otherwise required by Applicable Law or by a final “determination” within the meaning of Section 1313(a)(1) of the Code.

15.           Obligations of Parent and Topco. Ithaca Topco shall take all actions necessary to cause Parent and Topco to perform their respective obligations and take any actions contemplated or required under this Agreement and to consummate the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ITHACA TOPCO:

ITHACA TOPCO, L.P.

By:	/s/ Ravi Gupta
Name:	Ravi Gupta
Its:	Authorized Signatory

PARENT:

ITHACA HOLDCO, INC.

By:	/s/ Ravi Gupta
Name:	Ravi Gupta
Its:	Authorized Signatory

TOPCO:

OAK TOPCO, INC.

By:	/s/ Ravi Gupta
Name:	Ravi Gupta
Its:	Authorized Signatory

FOUNDER:

By:	/s/ Whitney Wolfe Herd
Name:	Whitney Wolfe Herd

OTHER INVESTOR:

BEEHIVE HOLDINGS III, LP

By:	Beehive Holdings Management III, LLC,
its general partner

By:	/s/ Whitney Wolfe Herd
	Name:	Whitney Wolfe Herd
	Title:	Sole Member

Signature Page to Rollover Agreement

Schedule I

Rollover Securities:	10,900,000 shares of Class A Common Stock of the Company held by BH III

Aggregate Value of Rollover Securities (based on Merger Consideration):	$0.00 (Founder) $65,945,000.00 (BH III) $65,945,000.00 (Investors’ Total)

Number of shares of common stock of Topco to be received by the Investors in the Rollover:

Number of Topco Shares to BH III	Value per share	Aggregate Value of BH III’s Topco Shares

10,900,000	$6.05	$65,945,000.00

EXHIBIT A

Restrictive Covenant Agreement

STRICTLY CONFIDENTIAL

Execution Version

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2026, by and between Ithaca Holdco, Inc., a Delaware corporation (“Buyer”), and Whitney Wolfe Herd, an individual (“Restricted Party”). Restricted Party and Buyer are referred to herein sometimes individually as a “Party” and collectively herein as the “Parties.”

WHEREAS, reference is made to that certain Agreement and Plan of Merger, dated as of October 12, 2026 (as the same may be amended, modified or restated in accordance with its terms, the “Merger Agreement”), by and among Bumble, Inc., a Delaware corporation (the “Company”), Buzz Holdings, L.P., a Delaware limited partnership (“Opco” and, together with the Company and their respective Subsidiaries, the “Group Companies” and each, a “Group Company”), Buyer (as “Parent” thereunder), Oak Merger Sub 1, Inc., a Delaware corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub 1”), and Oak Merger Sub 2, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Buyer (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), pursuant to which, among other things, Merger Sub 1 will merge with and into the Company, with the Company surviving and continuing as a wholly-owned subsidiary of Buyer (the “Corporate Merger”), and Merger Sub 2 will merge with and into Opco, with Opco surviving and continuing as a wholly-owned subsidiary of Buyer (the “Opco Merger” and, together with the Corporate Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement and the Rollover Agreement (as defined below), the “Transactions”). Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, Restricted Party, directly and indirectly through Beehive Holdings III, LP, a Delaware limited partnership (the “Founder Entity”), is the Founder, the Chief Executive Officer of the Company and one of the Principal Stockholders, and, pursuant to the Merger Agreement, Restricted Party’s and the Founder Entity’s shares of Class A Common Stock, shares of Class B Common Stock and Opco Common Units other than the Rollover Securities (as defined in the Rollover Agreement), together with the goodwill of the Business associated therewith, will be exchanged for the Merger Consideration (such exchanged equity securities, the “Sold Securities”);

WHEREAS, immediately prior to, and contingent upon, the consummation of the Mergers, Restricted Party and the Founder Entity will contribute the Rollover Securities to Oak Topco, Inc., a Delaware corporation and an Affiliate of Buyer (“Topco”), in exchange for shares of common stock of Topco pursuant to that certain Rollover Agreement, dated as of October 12, 2026, by and among Topco, Buyer, Restricted Party, the Founder Entity and the Company (the “Rollover Agreement”), such that the Rollover Securities will not be converted into the right to receive the Merger Consideration;

WHEREAS, the Group Companies’ business consists of the Business;

WHEREAS, Restricted Party possesses extensive knowledge and proprietary information with respect to the operation of the Business, which Business is being acquired by Buyer pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, if Restricted Party’s knowledge and proprietary information regarding the Business were disclosed or made available to competitors of Buyer or any of its Subsidiaries, or used by Restricted Party for its own account, Buyer and its Subsidiaries would suffer adverse effects;

WHEREAS, Buyer and its Affiliates would be irreparably damaged if Restricted Party were to compete with Buyer or any of its Subsidiaries or provide services to any Person competing with, or engaged in a similar business as, Buyer or any of its Subsidiaries, and that such competition or provision of services by Restricted Party would result in a significant loss of goodwill by Buyer and its Affiliates;

WHEREAS, in light of Restricted Party’s contributions to the growth and development of the Business, including the creation of goodwill, which contributions have been and shall be of special, unique and extraordinary value to the Group Companies, in order to induce Buyer and its Affiliates to consummate the Transactions, Restricted Party is executing and delivering this Agreement for the purpose of preserving for Buyer and its Affiliates the benefit of the goodwill, going concern value and business opportunities of the Business;

WHEREAS, the Parties acknowledge that the restrictions contained in this Agreement are fair and reasonable in scope, geography and duration, necessary to protect the Group Companies’ legitimate business interests and a material inducement to enter into the Transactions; and

WHEREAS, this Agreement is integral to the Transactions and it is acknowledged and agreed that Buyer (and its Affiliates, as applicable) would not consummate the Transactions, and that Buyer would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto, absent Restricted Party’s execution and delivery of this Agreement and this Agreement being in full force and effect and valid, binding and enforceable against Restricted Party as of the Closing and thereafter.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

1.             Restrictive Covenants.

(a)            Confidentiality. Restricted Party shall agree in the definitive equity documents of Oak Topco, Inc., a Delaware corporation (“Oak Topco”), to customary non-disclosure and non-use covenants in favor of the Group Companies with respect to information pertaining to the Business Relations of the Group Companies (“Confidential Information”), which shall apply to all investors in Oak Topco. If Restricted Party does not become a stockholder of Oak Topco or otherwise enter into an agreement with Buyer or one of its Affiliates at Closing with respect to the safeguard of Confidential Information, the Parties will amend this Agreement to include customary covenants with respect to Confidential Information in favor of the Group Companies.

(b)            Non-Competition. During the period commencing at the Closing and ending on the third (3rd) anniversary of the Closing Date (the “Restricted Period”), Restricted Party shall not, directly or indirectly, individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, equityholder, director, manager, officer, principal, agent, employee, consultant or executive, or in any other capacity or relationship, (i) engage in any Competitive Activities within the Territory, or (ii) take any substantial preparatory steps to engage in any of the activities described in the immediately foregoing clause (i); provided that nothing in this Section 1(b) shall prevent Restricted Party from (A) being a passive owner of not more than three percent (3%) of the equity of a publicly traded entity, so long as Restricted Party does not have any active participation in the business of such entity or (B) holding a passive investment in any diversified mutual fund, index fund, exchange-traded fund, private equity fund, venture capital fund, hedge fund or other pooled investment vehicle that is not controlled by Restricted Party or any of her Affiliates, so long as Restricted Party does not, directly or indirectly, direct, influence or participate in the investment decisions of such fund or vehicle, or the management or operations of any portfolio company thereof engaged in Competitive Activities, and does not otherwise knowingly support, advise or assist any such portfolio company. Nothing in this Agreement shall prevent Restricted Party from (i) engaging in speaking activities, media interviews and other similar activities, and receiving compensation from such third-parties in respect thereof or (ii) pursuing (including authoring, publishing, distributing, marketing, promoting, selling, updating, revising or otherwise exploiting) the “Make the First Move” book idea described on Schedule II of that certain Transition Letter, dated as of February 28, 2025 (including the matters referenced in items (i)-(iv) of such Schedule), provided that, this sentence shall not limit in any respect any confidentiality obligations of Restricted Party to the Group Companies.

(c)            Non-Solicitation. During the Restricted Period, Restricted Party shall not, directly or indirectly, (i) knowingly encourage, solicit, or induce, any Person employed at the Vice-President level or above, or providing consulting services to, any Group Company as of the Closing to terminate such employment or services (or in the case of a consultant, to materially reduce such services), (ii) hire or engage any employee at the Vice-President level or above or independent contractor that is employed or engaged by any Group Company as of the Closing, or was at any time during the six (6)-month period immediately prior to the Closing employed or engaged by any Group Company (it being understood that Restricted Party may hire or engage any former employee or independent contractor of the Group Companies whose employment or engagement with all Group Companies ended at least six (6) months prior to such hiring or engagement, so long as Restricted Party did not breach clause (i) with respect to such individual), (iii) knowingly encourage, solicit, or induce any Business Relation of any Group Company as of the Closing to cease doing business with, materially reduce the amount of business conducted with, or materially alter the terms of the relationship with the Group Companies in a manner adverse to the Group Companies, or in any way materially and adversely interfere with the relationship between any such Business Relation and the Group Companies, or (iv) provide products or services in connection with Competitive Activities to any Business Relation of the Group Companies as of the Closing (including any Person that was a Business Relation of any Group Company at any time during the six-month period immediately prior to the Closing); provided that (A) generalized advertisements of employment opportunities, including in trade or industry publications (not focused specifically on or directed at employees of the Group Companies), (B) solicitation and hiring of Restricted Party’s executive assistant and Caroline Roche, and (C) the offer or provision of products or services through generalized marketing or broad-based distribution channels not specifically targeted at Business Relations of the Group Companies, shall not be deemed to be a breach of Section 1(c).

(d)            Non-Disparagement. Subject to Section 1(b), Restricted Party agrees that from and after the date hereof, Restricted Party will not, directly or indirectly, make, publish, or communicate any Disparaging Statement regarding Buyer or any Group Company (or their respective businesses, products or services), or their respective current or former owners, directors, managers, officers, members, partners, employees or direct or indirect equityholders. Buyer agrees that that from and after the date hereof, Buyer will not, and will instruct the members of the board of directors of Buyer and the Group Companies, the members of the management team of Buyer and the Group Companies, and any other individual who is authorized to make any public statement on behalf of Buyer or any Group Company not to, directly or indirectly, make, publish, or communicate any Disparaging Statement regarding Restricted Party or her spouse. Notwithstanding the foregoing, nothing in this Agreement shall prohibit truthful testimony under oath in connection with a legal proceeding before an arbitrator or a court of competent jurisdiction. For purposes of this Agreement, a “Disparaging Statement” shall mean any communication that is intended to defame or disparage, or has the effect of defaming or disparaging.

(e)            Acknowledgment. Restricted Party acknowledges that (i) Buyer and its Affiliates (including following the Closing, the Group Companies) would be irreparably damaged if Restricted Party were to breach any of the covenants set forth in this Section 1, (ii) the restrictions contained in this Section 1 are reasonable with respect to subject matter, time period and geographical area, and (iii) the covenants set forth in this Section 1 are additional consideration of the agreements and covenants of Buyer and the Company, and Buyer would not have entered into the Merger Agreement without such covenants. Restricted Party acknowledges receipt of this Agreement (inclusive of the restrictions in Section 1(b) and Section 1(c)) at least fourteen (14) days before the earlier of the effective date of the restrictions in Section 1(b) and Section 1(c) or the effective date of the consideration for such restrictions. Notwithstanding anything in this Agreement to the contrary, Section 1(b) and Section 1(c) will not become effective until the latest of (A) the Closing, (B) the date that this Agreement was executed by both of the Parties and (C) the fifteenth (15th) day after the date that this Agreement was delivered to Restricted Party.

(f)             Enforcement.

(i)            If, at the time of enforcement of the covenants contained in this Section 1 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to blue pencil and revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Restricted Party has been advised to consult with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are being entered into by it in connection with the sale of the Sold Securities and the goodwill of the Group Companies’ businesses pursuant to the Merger Agreement and not directly or indirectly in connection with Restricted Party’s employment or other relationship with any Group Company.

(ii)           If Restricted Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, then Buyer and the Group Companies shall have, in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Group Companies or any of their respective Affiliates at law or in equity, the right to have the Restrictive Covenants specifically enforced (without the requirement to provide any bond or other security in connection therewith) by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Group Companies and Buyer and that money damages would not provide an adequate remedy to any of the Group Companies.

(iii)          In the event of any breach or violation by Restricted Party of any of the Restrictive Covenants, to the fullest extent permitted by law, the time period of such covenant shall be tolled until such breach or violation is resolved.

(iv)          Restricted Party and the Buyer acknowledge and agree that the Restrictive Covenants are the exclusive covenants applicable to the Restricted Party, and are in lieu of, any existing or future nondisclosure, noncompetition, nonsolicitation, nondisparagement, confidentiality, invention assignment, work product, work-for-hire, intellectual property protection, or assignment or other restrictive covenant or similar obligations contained in any other agreements between or among Restricted Party, on the one hand, and any Group Company or Buyer or its Affiliates, on the other hand, including the covenants set forth in the Employment Agreement between Buzz Holdings L.P. and the Restricted Party, dated January 29, 2020, as amended from time to time (the “Employment Agreement”), which shall be of no further force or effect effective as of the Closing Date; provided that Section 9(a) (Indemnification; Directors’ and Officers’ Insurance) of the Employment Agreement shall survive in accordance with its terms.

(v)           The provisions of Section 1(f) shall apply pari passu to Restricted Party with respect to the enforcement of the obligations of the Group Companies and Buyer under Section 1(d), and Buyer hereby acknowledges (on behalf of itself and the Group Companies) that (i) Restricted Party would be irreparably damaged if Buyer and its Affiliates (including following the Closing, the Group Companies) were to breach Section 1(d), and (ii) the restrictions contained in Section 1(d) are reasonable and an important consideration of Restricted Party in connection with the entering into this Agreement.

(g)            Definitions. For purposes of this Agreement:

(i)            “Action” means any claim, demand, dispute, complaint, charge, action, cause of action, lawsuit, audit, arbitration, mediation, grievance, inquiry, investigation, hearing or other proceeding by or before a Governmental Authority (including any arbitration proceeding).

(ii)            “Business” means the business of the Group Companies as of the Closing, including, without limitation, the business of developing, operating and monetizing online dating, friendship and matchmaking for dating applications and services (including the Bumble, Badoo and Bumble For Friends (BFF) applications and related AI-enabled features).

(iii)            “Business Relation” means any current or prospective customer, supplier, lessee, lessor, licensee, licensor or other business relation who was a current or prospective customer, supplier, lessee, lessor, licensee, licensor or other business relation as of the Closing. For purposes hereof, prospective customer, supplier, lessee, lessor, licensee, licensor or other business relation is limited to those that the Company has had substantive and direct (and non de minimis) contact in order to evaluate or develop a potential business relationship during the twelve (12) months prior to the Closing.

(iv)            “Competitive Activities” means, with respect to an individual or an entity, owning any interest in, managing, controlling, participating in (whether as a director, manager, officer, employee, equityholder, member, partner, agent, representative or otherwise), consulting with, rendering services for (including as an employee), or in any other manner engaging in, any business or enterprise that is competitive with the Business; provided, however, nothing herein shall restrict Restricted Party from being employed by or engaged with any person or entity where such work is in connection with an independent business line of such person or entity that is unrelated to the Business.

(v)            “Governmental Authority” means any federal, state or local governmental, quasi-governmental, regulatory or administrative authority, agency, commission, official, body, department, subdivision, branch, board, bureau or instrumentality of any country or any court, tribunal, arbitrator or judicial or arbitral body (public or private) thereof.

(vi)            “Territory” means any city, county, state (including Texas and New York) or other region, locale or jurisdiction within the United States, the United Kingdom, Ireland, Australia, Mexico or any other country or jurisdiction in which any Group Company is engaged in business or has taken substantial steps to engage in the Business, in each case, as of the Closing.

2.	Representations and Warranties.

(a)	Restricted Party hereby represents and warrants to Buyer as follows:

(i)            Restricted Party has the requisite power and authority and has full legal capacity necessary to execute, deliver and perform her obligations under this Agreement and to consummate the transactions contemplated hereby;

(ii)            Restricted Party has had an opportunity to ask questions and receive answers concerning the terms and conditions of this Agreement;

(iii)          Restricted Party has been advised to, and has had the opportunity to, consult with counsel regarding the terms and conditions of this Agreement; and

(iv)         This Agreement has been duly and validly executed and delivered to Buyer by Restricted Party, and constitutes a valid and binding obligation of Restricted Party, enforceable against Restricted Party in accordance with its terms.

(b)	Buyer hereby represents and warrants to Restricted Party as follows:

(i)            Buyer is duly incorporated, validly existing, and in good standing under the laws of Delaware;

(ii)           Buyer has all requisite power and authority to enter into this Agreement and to perform all of its obligations hereunder, and to carry out the transactions contemplated hereby;

(iii)          The execution, delivery and performance of this Agreement by Buyer, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer and no other action or proceeding on the part of Buyer is necessary to authorize this Agreement or such transactions; and

(iv)          This Agreement has been duly and validly executed and delivered to Restricted Party by Buyer, and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

3.	Termination. This Agreement shall automatically terminate, without any further action by any Party, in the event that the Merger Agreement is terminated or expires in accordance with the terms thereof.

4.	Miscellaneous.

(a)            Amendments and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer, and any such amendment or waiver will be binding upon Restricted Party only if such amendment or waiver is set forth in a writing executed by Restricted Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Notwithstanding anything to the contrary, an authorized officer of Buyer or its Affiliates has the discretion to amend the Restrictive Covenants and the relevant definitions contained in this Agreement upon notice to Restricted Party without the consent or approval of Restricted Party (or any other Person) in any manner that would reduce the restrictions on Restricted Party. Without limiting the foregoing, Buyer and its Affiliates may amend the Restrictive Covenants without the consent or approval of Restricted Party to provide for less restrictive limitations as to duration, geographical area or scope of activity to be restrained. Any such less restrictive limitations may, in Buyer's and its Affiliates' sole discretion, apply only with respect to the enforcement of the Restrictive Covenants in certain jurisdictions specified in any such amendment.

(b)            Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by next-day courier service of national standing (with charges prepaid), on the business day following the date of delivery to such courier service for next day delivery, (iii) if deposited in the United States mail, first class postage prepaid, on the fifth (5th) business day following the date of such deposit, or (iv) if delivered by electronic mail (provided no delivery failure message is received by the delivering party), (A) on the date of transmission in the delivering party’s local time zone, if such transmission is completed on a business day, and (B) on the next business day following the date of transmission in the delivering party’s local time zone, if such transmission is completed on a day that is not a business day. Notices, demands and communications shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to Buyer:

Ithaca Holdco, Inc.

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

Attention: Ravi Gupta; John Hegeman

Email: [Intentionally Omitted]

[Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Edward J. Lee, P.C.; Lee M. Blum, P.C.; John W. Sheridan

Email: edward.lee@kirkland.com;

lee.blum@kirkland.com;

john.sheridan@kirkland.com

Notice to Restricted Party:

Whitney Wolfe Herd

c/o Herd Family Office

[Intentionally Omitted]

[Intentionally Omitted]

And

[Intentionally Omitted]

[Intentionally Omitted]

Email: [Intentionally Omitted]

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52 Street

New York, NY 10019

Attention: Andrew J. Nussbaum; Victor Goldfeld

Email: ajnussbaum@wlrk.com; vgoldfeld@wlrk.com

(c)            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither this Agreement nor any of the covenants or agreements contained herein or rights, interests or obligations hereunder may be assigned or delegated by Restricted Party without the prior written consent of Buyer.

(d)            Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if.” The words “hereof”, “herein”, “hereto”, and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not any particular provision of this Agreement. Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided. A reference to any “Group Company” shall also mean any predecessor of such Group Company. References to Buyer’s “Subsidiaries” or “Affiliates” shall be deemed to include, following the Closing, the Group Companies. References to the “Group Companies’ business,” “Group Company’s business,” “business of the Group Companies” or similar words or phrases (however grammatically phrased or ordered) shall refer to both the businesses of the Group Companies generally and the Business. Any reference to the “Group Companies” or a “Group Company”, when describing or discussing their or its assets, properties, operations, customers, suppliers, contracts or other business relationships, shall be deemed to also mean the Business. Wherever there is a reference to a Person’s officers, directors, managers, employees, Affiliates, representatives, relatives or other relations, unless the relevant time of determination of such Persons is expressly stated or the context requires otherwise, such reference shall mean such applicable Persons as of any relevant time of determination (which, for illustrative purposes, in the case of a (i) representation or warranty made as of a specific date, shall mean only as of such date, and (ii) covenant or agreement given or made on a continuous basis for a durational period, shall mean as of any relevant time of determination within such period). Each representation and warranty contained in this Agreement is given independent effect such that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty.

(e)            Incorporation by Reference Section 11.07 (Governing Law), Section 11.08 (Jurisdiction), Section 11.09 (Waiver of Jury Trial), Section 11.10 (Counterparts; Effectiveness), Section 11.12 (Severability) and Section 11.13 (Specific Performance), in each case, of the Merger Agreement, are hereby incorporated by reference, mutatis mutandis.

(f)            Recitals. The recitals to this Agreement are an integral part of this Agreement and shall be deemed to be a part of the text of this Agreement as if fully set forth herein.

[signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ITHACA HOLDCO, INC.

By:
Name: Ravi Gupta
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WHITNEY WOLFE HERD

Whitney Wolfe Herd

EXHIBIT B

Pro Forma Capitalization

	Holdings (%)	$ (millions)
Ithaca	95.4%	$1,369
Rollover Investor	4.6%	$66
Total Equity Financing	100%	$1,462

EXHIBIT C

Governance Term Sheet

[Omitted]